Exhibit 99.1

Equity Award Treatment

Four Examples

Since our announcement of the proposed acquisition by Thoma Bravo, many of you have had questions regarding treatment of equity awards.

As we’ve communicated, upon the successful completion of the contemplated acquisition, unvested Stock Options and Restricted Stock Units (RSUs) (also known as free shares) will be replaced with the right to receive a cash sum amount based on the tender offer price. The timing of payment of the cash award will follow the vesting schedule and terms (e.g., continued employment and, as the case may be, performance conditions) applicable to your current stock option or RSU award, and be made in cash, subject to applicable tax withholding.

While there are too many variations to capture all scenarios, we wanted to further clarify the process with the hypothetical examples below.

Hypothetical Examples of Cash Replacement Award

EXAMPLE 1

Exchange of Outstanding Unvested RSU Award with Cash Replacement Award

Assumptions

Tender offer closing date & Timing of exchange	Sometime in the third quarter of 2021
Timing of replacement	Sometime in the third quarter of 2021
Tender offer price per share	$66 per share
Award grant date	March 1, 2020
# of unvested shares	800
Vesting Schedule for outstanding RSU award	Vesting Date	# of Shares Vesting
	March 15, 2022	400
	June 15, 2022	50
	September 15, 2022	50
	December 15, 2022	50
	March 15, 2023	50
	June 15, 2023	50
	September 15, 2023	50
	December 15, 2023	50
	March 15, 2024	50

Description

The 800 unvested shares underlying the RSU award would convert to a cash replacement award with a maximum total value of $52,800.

$66 per share x 800 shares = $52,800

This cash replacement award would be subject to the same vesting schedule and terms as the RSU award it is replacing would have been, however instead of being paid in shares upon vesting, a cash payment representing the value of the number of shares that would have vested on the applicable vesting date (based on the tender offer price of $66 per share) will be made on the vesting dates, subject to applicable tax withholding.

The following table illustrates the cash payout amounts on each vesting date:

Vesting Date	Cash Payout*
March 15, 2022	$26,400
June 15, 2022	$3,300
September 15, 2022	$3,300
December 15, 2022	$3,300
March 15, 2023	$3,300
June 15, 2023	$3,300
September 15, 2023	$3,300
December 15, 2023	$3,300
March 15, 2024	$3,300

*Subject to applicable withholding taxes

Example 2

Exchange of Outstanding Unvested Stock Option Award with Cash Replacement Award

Assumptions

Tender offer closing date & Timing of exchange	Sometime in the third quarter of 2021
Timing of replacement	Sometime in the third quarter of 2021
Tender offer price per share	$66 per share
Award grant date	March 1, 2021
Exercise price of options	$36 per share
# of unvested shares	800
Vesting Schedule for outstanding option award	Vesting Date	# of Shares Vesting
	March 15, 2022	200
	June 15, 2022	50
	September 15, 2022	50
	December 15, 2022	50
	March 15, 2023	50
	June 15, 2023	50
	September 15, 2023	50
	December 15, 2023	50
	March 15, 2024	50
	June 15, 2024	50
	September 15, 2024	50
	December 15, 2024	50
	March 15, 2025	50

Description

The 800 unvested shares underlying the option award would be replaced with a cash replacement award with a maximum total value of $24,000.

$30 per share ($66 per share offer price - $36 per share exercise price) X 800 shares = $24,000

This cash replacement award would be subject to the same vesting schedule and terms as the option award it is replacing, however instead of being able to exercise a right to acquire shares (for $36 per share), a cash payment will be made.  This payment would represent the number of shares vesting on the applicable vesting date multiplied by the $30 per share value of each option that would have vested on this date, subject to applicable tax withholding.

The following table illustrates the cash payout amounts on each vesting date:

Vesting Date	Cash Payout*
March 15, 2022	$6,000
June 15, 2022	$1,500
September 15, 2022	$1,500
December 15, 2022	$1,500
March 15, 2023	$1,500
June 15, 2023	$1,500
September 15, 2023	$1,500
December 15, 2023	$1,500
March 15, 2024	$1,500
June 15, 2024	$1,500
September 15, 2024	$1,500
December 15, 2024	$1,500
March 15, 2025	$1,500

*Subject to applicable withholding taxes

Example 3

Treatment of Vested Stock Options or Warrants1

Assumptions

Tender offer closing date	Sometime in the third quarter of 2021
Number of vested options	1,000
Exercise price per share	$36
Tender offer price per share	$66

Description

Immediately prior to the closing of the tender offer, Thoma Bravo will offer you the right to enter into a cashless arrangement to exercise and tender your shares. In this arrangement, Thoma Bravo will fund the payment of the exercise price and applicable tax withholding obligations for you to exercise your vested options or warrants.  This will be subject to your agreement to tender the shares underlying these options or warrants and to repay the aggregate exercise price and any applicable tax withholding obligations.

Assuming you enter into this arrangement, you would receive a cash payment equal to the number of shares you received (upon exercise of such options or warrants) and tendered, multiplied by the $66 tender offer price per share, less the aggregate exercise price and applicable tax withholdings.

For example, if you held 1,000 vested options with an exercise price of $36 per share, you would receive a net cash payment of $30,000, less any applicable tax withholding obligation.

1,000 vested options X $30 per share ($66 - $36 per share exercise price) = $30,000

1  Please note that some French employees hold unvested warrant awards (often referred to internally as BSPCEs). Immediately prior to the close of the tender offer (assuming certain conditions have been satisfied for the tender offer to be successfully completed) any unvested BSPCEs will immediately vest and become fully exercisable.

Example 4

Treatment of Vested RSUs Subject to a Mandatory Holding Period

Assumptions

Tender offer closing date	Sometime in the third quarter of 2021
Number of vested RSUs	500
Expiration of mandatory holding period	March 15, 2022
Tender offer price per share	$66

Description

This example is for individuals who were issued shares because a portion of their RSU award vested, but the issued shares are subject to a mandatory holding period. We refer to such shares as unsellable shares. Immediately prior to the close of the tender offer, Thoma Bravo will offer you a right to sell your unsellable shares at the $66 per share tender offer price. The shares would then be actually sold in exchange for a payment of $66 per share when they would no longer be subject to the mandatory holding period, or for U.S. taxpayers, shortly following the closing of the tender offer.

For example, if you had 500 unsellable shares subject to a mandatory holding period set to expire on March 15, 2022, assuming you entered into the necessary agreement with Thoma Bravo, you would receive a $33,000 cash payment, less any applicable tax withholdings.  For non-U.S. taxpayers, this will take place shortly following the March 15, 2022 holding period, or if you are a U.S. taxpayer, shortly after the close of the tender offer.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Talend S.A. (“Talend”) by Tahoe Bidco (Cayman), LLC, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), Parent will commence, or will cause to be filed, a tender offer for all of the outstanding shares, American Depositary Shares, and other outstanding equity interests of Talend. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Talend. It is also not a substitute for the tender offer materials that Parent will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Parent will file tender offer materials on Schedule TO with the SEC, and Talend will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY TALEND’S SECURITY HOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Talend’s investors and security holders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Talend’s investors and security holders by contacting Talend at ir@talend.com, or by visiting Talend’s website (www.talend.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Talend with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. TALEND’S investors and security holders ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PARENT OR TALEND WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PARENT AND TALEND.

Forward-Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, the timing and benefits thereof, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Talend’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer; the failure to obtain necessary regulatory or other approvals; the outcome of legal proceedings that may be instituted against Talend and/or others relating to the transaction; the possibility that competing offers will be made, risks associated with acquisitions, such as the risk that transaction may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; as well as those described in cautionary statements contained elsewhere herein and in Talend’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Talend’s most recent annual report on Form 10-K, and any subsequent reports on Form 10-Q or form 8-K filed with the SEC, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Parent, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Talend. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Talend’s expectations as of the date of this report. The forward-looking statements included in this communication are made only as of the date hereof. Talend assumes no obligation and does not intend to update these forward-looking statements, except as required by law.